EXHIBIT 5.1


       [LETTERHEAD OF DAVIS, GRAHAM & STUBBS, L.L.C. APPEARS HERE]








                              July 11, 1995


Dynamic Materials Corporation
551 Aspen Ridge Drive
Lafayette, Colorado  80026

     RE: SALE OF COMMON STOCK PURSUANT TO REGISTRATION STATEMENT ON FORM S-8 COVERING DYNAMIC MATERIALS CORPORATION NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

Ladies and Gentlemen:

     We have acted as counsel to Dynamic Materials Corporation (the "Company") in connection with the registration by the Company of 100,000 shares of Common Stock, $.05 par value (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. The Shares have been or may be issued by the Company pursuant to the Company's Nonemployee Director Stock Option Plan (the "Plan"), which provides for the grant of options to acquire shares of Common Stock of the Company in accordance with the Plan. In such connection we have examined certain corporate records and proceedings of the Company, including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares to meet the requirements of the Plan, and such other matters as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plan and the Registration Statement, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.

     We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an exhibit to the aforesaid Registration Statement.

                                Very truly yours,



                                DAVIS, GRAHAM & STUBBS, L.L.C.